Exhibit 99.1
Armstrong Energy, Inc. Announces Results for the
Three and Nine Months Ended September 30, 2015

•Third quarter revenue totaled $89.2 million on 1.9 million tons sold with year-to-date revenue of
$278.7 million on 5.9 million tons sold
•Adjusted EBITDA was $16.1 million in the third quarter and $52.8 million year-to-date
•Available liquidity totaled $93.6 million at September 30, 2015
St. Louis, November 12, 2015 / PR Newswire / - Armstrong Energy, Inc. (“Armstrong” or “we”) today reported earnings for both the three and nine month periods ended September 30, 2015. The following table highlights the key financial metrics for the periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands, except per ton amounts)
Tons of Coal Sold	1,930	2,312	5,935	7,143
Revenue	$89,206	$108,935	$278,680	$336,088
Adjusted EBITDA (1)	$16,126	$16,131	$52,794	$48,321
Average Sales Price per Ton	$46.22	$47.12	$46.96	$47.05
Cost of Coal Sales per Ton (2)	$36.19	$38.09	$36.87	$38.27
Adjusted EBITDA(1) per ton	$8.36	$6.98	$8.90	$6.76

1  Non-GAAP measure; please see definition and reconciliation below.
2 Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization;
asset retirement obligation expenses; and general and administrative costs.
Revenue from coal sales of $89.2 million and $278.7 million for the three and nine months ended September 30, 2015, respectively, are 18.1% and 17.1% lower than the comparable periods of the prior year primarily attributable to the decrease in volume. The unfavorable revenue variances related to this decrease in volume were approximately $18.0 million and $56.8 million for the three and nine months ended September 30, 2015, respectively, and are the result of a decline in customer demand resulting from the continued weak market conditions and low natural gas prices. In addition, we experienced an unfavorable price variance of $1.7 million and $0.6 million for the three and nine months ended September 30, 2015, respectively, due largely to customer mix and unfavorable transportation adjustments included as a component of the sales price in certain of our long-term coal supply agreements as a result of declining diesel prices.
Costs of coal sales of $69.8 million and $218.8 million for the three and nine months ended September 30, 2015, respectively, are 20.7% and 19.9% lower than the comparable periods of the prior year due to both the decrease in volume and improved operating efficiency, primarily related to favorable repair and maintenance costs at our underground mines, lower diesel fuel costs and better mining conditions. The operating efficiencies in the current year were partially offset by adverse weather conditions that occurred in the first quarter of 2015. Cost of coal sales per ton for the three and nine months ended September 30, 2015 totaled $36.19 and $36.87, respectively, which represent declines of 5.0% and 3.7%, respectively, as compared to the same periods of 2014.
General and administrative costs were $3.6 million and $12.6 million for the three and nine months ended September 30, 2015, respectively, which were $1.2 million and $2.3 million lower than the comparable periods of 2014. These decreases are due primarily to lower expenses for labor and benefits and professional services.

Adjusted EBITDA of $16.1 million and $52.8 million for the three and nine months ended September 30, 2015, respectively, which is consistent and 9.3% higher, respectively, than the comparable periods of the prior year. Positively impacting Adjusted EBITDA in the first nine months of 2015, as compared to the same period of the prior year, is the refund of previously paid Kentucky sales and use tax of $4.5 million and lower general and administrative costs, partially offset by a year-over-year decline in gross margin.
During the three months ended September 30, 2015, Armstrong recognized asset impairment and restructuring charges of $138.7 million as a result of the continued adverse market conditions experienced during the current year.
New Underground Mine
During the third quarter of 2015, Armstrong completed development of an additional underground mine at our Parkway mine complex to extract coal from the West Kentucky #8 seam. Annual production capacity at the mine is eventually expected to be expanded to approximately 2.4 million tons. Capitalized development costs associated with the new mine totaled approximately $25.2 million.
Liquidity
The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of September 30, 2015, our available liquidity was $93.6 million, comprised of cash on hand of $72.6 million and $21.0 million available under our revolving credit facility.
We believe that existing cash balances, cash generated from operations and availability under our revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements for the remainder of 2015 and 2016.
Short-term Outlook
Low natural gas prices continue to put downward pressure on the coal markets causing utility demand to decline. This, along with the retirement of a portion of the coal-fired power plant capacity due to new regulations, has led to coal’s market share of electricity generation to decline year over year. As a result of the current economic environment, Armstrong anticipates forecasted production for 2015 to be lower than actual production during 2014. Armstrong currently has 8.4 million tons priced and committed for 2015 at an average price of $46.29 per ton.
In addition, due to the continued weakness in the coal markets, we have reduced our expected capital spending for 2015 to be in the range of $20.0 million to $23.0 million. The majority of the current year expenditures incurred to date were associated with the development of our new mine at the Parkway complex, which will replace capacity that is depleting over the next several years.
Conference Call
A conference call regarding Armstrong’s third quarter 2015 financial results will be held today at 11:00 a.m. Eastern time. To participate in the conference call, dial (866) 364-3821 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the “Investors” section of Armstrong’s website at http://www.armstrongenergyinc.com.
About Armstrong Energy, Inc.
Armstrong is a producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls over 560 million tons of proven and probable coal reserves in Western Kentucky and currently operates seven mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities, which support its mining operations.

Financial Summary
Armstrong Energy, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$89,206	$108,935	$278,680	$336,088
Costs and Expenses:
Cost of coal sales, exclusive of items shown separately below	69,843	88,068	218,826	273,353
Production royalty to related party	1,980	2,049	6,034	6,313
Depreciation, depletion, and amortization	10,990	13,240	38,399	33,178
Asset retirement obligation expenses	756	560	2,340	1,568
Asset impairment and restructuring charges	138,679	—	138,679	—
General and administrative expenses	3,641	4,850	12,563	14,839
Operating (loss) income	(136,683)	168	(138,161)	6,837
Other income (expense):
Interest expense, net	(9,203)	(8,025)	(26,450)	(24,559)
Other, net	154	59	4,778	486
Loss before income taxes	(145,732)	(7,798)	(159,833)	(17,236)
Income tax provision	54	—	313	—
Net loss	(145,786)	(7,798)	(160,146)	(17,236)
Income attributable to non-controlling interest	—	—	—	—
Net loss attributable to common stockholders	$(145,786)	$(7,798)	$(160,146)	$(17,236)

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$72,561	$59,518
Accounts receivable	21,314	21,799
Inventories	12,784	10,552
Prepaid and other assets	2,064	2,962
Deferred income taxes	1,246	735
Total current assets	109,969	95,566
Property, plant, equipment, and mine development, net	255,791	408,740
Investments	3,488	3,372
Other non-current assets	24,019	24,769
Total assets	$393,267	$532,447
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$24,294	$27,593
Accrued and other liabilities	27,135	17,117
Current portion of capital lease obligations	2,420	2,426
Current maturities of long-term debt	5,679	4,929
Total current liabilities	59,528	52,065
Long-term debt, less current maturities	200,697	198,960
Long-term obligation to related party	129,508	110,713
Related party payables, net	12,518	18,172
Asset retirement obligations	14,344	17,379
Long-term portion of capital lease obligations	775	1,358
Deferred income taxes	1,246	735
Other non-current liabilities	9,402	8,208
Total liabilities	428,018	407,590
Stockholders’ equity/(deficit):
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,853,224 and 21,936,844 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	218	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	—	—
Additional paid-in-capital	238,774	238,549
Accumulated deficit	(270,339)	(110,193)
Accumulated other comprehensive loss	(3,427)	(3,741)
Armstrong Energy, Inc.’s equity/(deficit)	(34,774)	124,834
Non-controlling interest	23	23
Total stockholders’ equity/(deficit)	(34,751)	124,857
Total liabilities and stockholders’ equity/(deficit)	$393,267	$532,447

Armstrong Energy, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Nine Months Ended September 30,
	2015	2014
Cash Flows from Operating Activities:
Net loss	$(160,146)	$(17,236)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash stock compensation expense (income)	224	(61)
Income from equity affiliate	(116)	(113)
Loss on disposal of property, plant and equipment	72	80
Amortization of original issue discount	630	558
Amortization of debt issuance costs	1,143	909
Depreciation, depletion and amortization	38,399	33,178
Asset retirement obligation expenses	2,340	1,568
Asset impairment	137,678	—
Non-cash activity with related party, net	13,141	10,665
Non-cash interest on long-term obligations	5,867	5,865
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	485	(2,149)
Increase in inventories	(2,231)	(207)
Decrease in prepaid and other assets	899	973
Increase in other non-current assets	(455)	(2,263)
(Decrease) increase in accounts payable and accrued and other liabilities	(3,187)	4,306
Increase in other non-current liabilities	1,193	748
Net cash provided by operating activities:	35,936	36,821
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(16,881)	(14,961)
Proceeds from disposal of fixed assets	475	5
Net cash used in investing activities	(16,406)	(14,956)
Cash Flows from Financing Activities:
Payments on capital lease obligations	(2,017)	(2,008)
Payments of long-term debt	(4,470)	(4,684)
Proceeds from sale-leaseback	—	986
Payment of financing costs and fees	—	(1,000)
Repurchase of employee stock relinquished for tax withholdings	—	(87)
Net cash used in financing activities	(6,487)	(6,793)
Net change in cash and cash equivalents	13,043	15,072
Cash and cash equivalents, at the beginning of the period	59,518	51,632
Cash and cash equivalents, at the end of the period	$72,561	$66,704

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss	$(145,786)	$(7,798)	$(160,146)	$(17,236)
Depreciation, depletion, and amortization	10,990	13,240	38,399	33,178
Asset retirement obligation expenses	756	560	2,340	1,568
Non-cash production royalty to related party	1,980	2,049	6,034	6,313
Interest expense, net	9,203	8,025	26,450	24,559
Income tax provision	54	—	313	—
Asset impairment and restructuring charges	138,679	—	138,679	—
Non-cash employee benefit expense	167	—	501	—
Non-cash stock compensation expense (income)	83	55	224	(61)
Adjusted EBITDA	$16,126	$16,131	$52,794	$48,321

________________________________________________________________________________________________________________________________
Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
We define “Adjusted EBITDA” as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty to related party, loss on settlement of interest rate swap, loss on deferment of equity offering, gain on settlement of asset retirement obligations, non-cash stock compensation expense, non-cash employee benefit expense, asset impairment and restructuring charges, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our Company.

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Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2015.

CONTACT:
Jeffrey Winnick
jwinnick@armstrongcoal.com
314-721-8202